Exhibit 99

Jean Hobby to join TI board of directors

DALLAS (June 16, 2016) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today announced that Jean M. Hobby has been elected to TI's board of directors, effective July 20. Ms. Hobby held global and U.S. leadership positions both in administration and in client businesses during her successful 32-year career at PricewaterhouseCoopers LLP.

“We are extremely pleased to welcome Jean to our board,” said Rich Templeton, TI's chairman, president and CEO. “Her expertise in finance, strategic planning and technology make her counsel invaluable to our board and our business.”

While at PricewaterhouseCoopers, Ms. Hobby, 55, served as strategy officer from 2013 until retirement in 2015. Earlier positions there included U.S. sector lead for the firm’s multi-billion dollar Technology, Media and Telecom practice from 2008 to 2013, and chief financial officer from 2005 to 2008. She currently serves on the board of Greatbatch, Inc.

Ms. Hobby earned a bachelor’s degree in accounting from the University of Arkansas.

“Jean brings impressive finance and accounting credentials to the TI board, along with strong operational expertise in the running of a technology business. Her insights are particularly relevant to TI’s operations and her counsel will be valuable both to the board and management. We look forward to working with her,” said Wayne Sanders, chairman of the board's governance and stockholder relations committee.

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About Texas Instruments

Texas Instruments Incorporated (TI) is a global semiconductor design and manufacturing company that develops analog ICs and embedded processors. By employing the world’s brightest minds, TI creates innovations that shape the future of technology. TI is helping more than 100,000 customers transform the future, today.  Learn more at www.ti.com.

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